Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Cbeyond, Inc.

Vice President, Finance and Treasurer

(678) 370-2887

CBEYOND REPORTS FOURTH QUARTER 2008 RESULTS

Annual Revenues Grew by 24.9% and Adjusted EBITDA Increased 16.2% Over Prior Year

ATLANTA (February 26, 2009) — Cbeyond, Inc. (NASDAQ: CBEY), (“Cbeyond”), a managed services provider that delivers integrated packages of voice, broadband, and mobile services to small businesses, today announced its results for the fourth quarter ended December 31, 2008.

Recent financial and operating highlights include the following:

•	Strong fourth quarter revenue growth with revenues of $93.9 million, up 22.1% over the fourth quarter of 2007;

•	Total adjusted EBITDA of $15.5 million during the fourth quarter of 2008, an increase of 11.0% from the fourth quarter of 2007 (see page 9 for reconciliation to net income);

•

Net income of $0.5 million in the fourth quarter of 2008 compared with $12.5 million in the fourth quarter of 2007 (see Net Income discussion for factors affecting the comparability of income tax expense between the periods);

•	Total customers in Cbeyond’s eleven operating markets of 42,463, reflecting net customer additions of 1,894 in the quarter;

•	Average monthly revenue per customer location (ARPU) of $754 during the fourth quarter of 2008, compared to $760 in the third quarter of 2008 and $750 in the fourth quarter of 2007; and

•	Monthly customer churn of 1.4% in the fourth quarter of 2008 as compared to 1.3% in the third quarter of 2008.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three and twelve months ended December 31, 2007 and 2008, include the following:

	For the Three Months Ended December 31,
	2007	2008	Change	% Change

Selected Financial Data (dollars in thousands)
Revenue	$76,877	$93,872	$16,995	22.1%
Operating expenses	$74,302	$93,017	$18,715	25.2%
Operating income	$2,575	$855	$(1,720)	(66.8%)
Net income	$12,493	$533	$(11,960)	(95.7%)
Capital expenditures	$18,117	$22,357	$4,240	23.4%

Key Operating Metrics and Non-GAAP Financial Measures
Customers at end of period	35,041	42,463	7,422	21.2%
Net customer additions	1,754	1,894	140	8.0%
Average monthly churn rate	1.4%	1.4%	0.0%	0.0%
Average monthly revenue per customer location	$750	$754	$4	0.5%
Adjusted EBITDA (in thousands)	$13,975	$15,508	$1,533	11.0%

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CBEY Reports Fourth Quarter 2008 Results

February 26, 2008

	For the Twelve Months Ended December 31,
	2007	2008	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$280,034	$349,700	$69,666	24.9%
Operating expenses	$269,887	$343,532	$73,645	27.3%
Operating income	$10,147	$6,168	$(3,979)	(39.2%)
Net income	$21,498	$3,696	$(17,802)	(82.8%)
Capital expenditures	$57,534	$69,940	$12,406	21.6%

Key Operating Metrics and Non-GAAP Financial Measures
Customers at end of period	35,041	42,463	7,422	21.2%
Net customer additions	7,698	7,422	(276)	(3.6%)
Average monthly churn rate	1.1%	1.3%	0.2%	18.2%
Average monthly revenue per customer location	$748	$752	$4	0.5%
Adjusted EBITDA (in thousands)	$52,108	$60,560	$8,452	16.2%

Management Comments

“Cbeyond continues to produce strong results across a wide range of key business metrics, despite the backdrop of a worsening economy,” said Jim Geiger, chief executive officer of Cbeyond. “Gross additions were at the highest level in company history during the fourth quarter, customer churn has remained generally stable, average revenue per customer is up year over year, applications used per customer increased to 7.0 from 6.3 in the corresponding quarter of 2007, and we now serve a third of our customers with mobile services, after introducing the product just three years ago. In addition, we believe our record of financial achievements is equally impressive in this environment. For the full year of 2008, we posted 25% growth in revenue and 16% growth in adjusted EBITDA, while maintaining a strong balance sheet, evidenced by our cash balance of $37 million and no debt at year end. Even in this difficult economy, we believe our results show that Cbeyond offers small businesses a valuable and compelling package of applications and that our differentiated business model is successful, proven, and resilient.”

Geiger added, “We are also pleased to announce Cbeyond’s thirteenth market launch will be Seattle. This is a market that shares many of the characteristics of Denver, one of our most successful markets. Both are comparable in size, very tech-savvy and served by the same incumbent service provider. We look forward to our first customer installation occurring in the second half of the year.”

Fourth Quarter Financial and Business Summary

Revenues and ARPU

Cbeyond reported revenues of $93.9 million for the fourth quarter of 2008, an increase of 22.1% from the fourth quarter of 2007. The sequential increase in revenue for the fourth quarter of 2008 was $3.6 million, as compared to a sequential increase of $5.2 million for the third quarter of 2008.

ARPU, or average monthly revenue per customer location, was $754 in the fourth quarter of 2008, an increase of approximately $4, or 0.5%, as compared to $750 in the fourth quarter of 2007. ARPU in the fourth quarter declined from $760 in the third quarter of 2008 primarily due to seasonal usage patterns associated with fourth quarter holidays.

Cost of Service and Gross Margin

Cbeyond’s gross margin was 67.6% in the fourth quarter of 2008 as compared with 70.1% in the third quarter of 2008 and 69.1% in the fourth quarter of 2007. Gross margin decreased in the fourth quarter of 2008 relative to the third quarter of 2008 primarily due to higher than typical recoveries of access costs previously billed in error in the amount of $3.5 million recorded during the third quarter of 2008 and the continuing growth in the sale of mobile handsets and services.

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CBEY Reports Fourth Quarter 2008 Results

February 26, 2008

Operating Income and Total Adjusted EBITDA

Cbeyond reported operating income of $0.9 million in the fourth quarter of 2008 compared with operating income of $2.6 million in the fourth quarter of 2007. For the fourth quarter of 2008, total adjusted EBITDA was $15.5 million, an improvement of 11.0% over total adjusted EBITDA of $14.0 million in the fourth quarter of 2007. Total adjusted EBITDA for the fourth quarter of 2008 included $4.9 million of planned negative adjusted EBITDA from five early stage markets, while negative adjusted EBITDA for the fourth quarter of 2007 totaled $3.8 million from four early stage markets. Total adjusted EBITDA would have been significantly higher without the impact of negative results from early stage markets, which were entered to drive longer term growth in the business (see Selected Quarterly Financial Data and Operating Metrics, pages 7-8).

Net Income

Cbeyond reported net income of $0.5 million for the fourth quarter of 2008 as compared to net income of $12.5 million for the fourth quarter of 2007. Net income of $12.5 million for the fourth quarter of 2007 includes a benefit of $9.6 million due to the expected utilization of prior operating loss carryforwards. Prior to the fourth quarter of 2007, under SFAS No. 109, Cbeyond fully reserved for its potential future tax benefits relating primarily to net operating loss carryforwards. During the fourth quarter of 2007, it was determined that there was sufficient confidence in achieving future income to warrant removal of a portion of this reserve.

Cash and Cash Equivalents

Cash and cash equivalents, which are primarily invested in funds holding only U.S. Treasury securities, amounted to $37.0 million at the end of the fourth quarter of 2008, as compared to $42.7 million at the end of the third quarter of 2008. The decline in cash and cash equivalents was primarily due to an increase in capital expenditures in the fourth quarter.

Capital Expenditures

Capital expenditures were $22.4 million during the fourth quarter of 2008, compared to $13.8 million in the third quarter of 2008 and $18.1 million in the fourth quarter of 2007. Capital expenditures in the fourth quarter of 2008 increased from the third quarter of 2008 primarily due to shifts in the timing of planned expenditures related to ongoing data center expansion to support customer growth and the cost of development and integration relating to our operating support systems.

Business Outlook for 2009

Cbeyond reiterates its prior guidance for 2009 as follows:

2009 Guidance
Revenues	$420 million to $440 million
Adjusted EBITDA	$62 million to $70 million
Capital expenditures	$65 million to $70 million

During the fourth quarter of 2008, Cbeyond did not see any significant deviation in sales, churn rate, customer pricing or operational costs from expectation to merit a change in prior guidance for 2009. Guidance for 2009 assumes a continued challenging economy that will likely cause sales results and the customer churn rates to differ from historical norms. Despite the economic environment, sales volumes are expected to increase due to the increasing number of personnel selling as new markets are launched; however, higher levels of sales productivity are not assumed. The customer churn rate is assumed to remain at or slightly above current levels. The guidance also assumes that the launch of the Greater Washington, D.C. Area market will occur in the first quarter of 2009, and the launch of the 13th market, Seattle, will occur later in 2009.

Conference Call

Cbeyond will hold a conference call to discuss this press release Thursday, February 26, 2009, at 5:00 p.m. EST. A live broadcast of the conference call will be available on-line at www.cbeyond.net. To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 718-5101 (for domestic U.S. callers) and (719) 325-4802 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

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CBEY Reports Fourth Quarter 2008 Results

February 26, 2008

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading IP-based managed services provider that delivers integrated packages of communications and IT services to more than 42,000 small businesses throughout the United States. Cbeyond offers more than 30 productivity-enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry®, broadband laptop access, voicemail, email, web hosting, fax-to-email, data backup, file-sharing and virtual private networking. Cbeyond manages these services over a private, 100-percent Voice over Internet Protocol (VoIP) facilities-based network. For more information on Cbeyond, visit www.cbeyond.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “expectations,” “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small businesses; the effects of natural disasters or extreme weather; the risk that we may be unable to continue to experience revenue growth at historical or anticipated levels; the risk of unexpected increases in customer churn levels; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including the resulting inability of certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company’s effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; external events outside of our control, including extreme weather, natural disasters or terrorist attacks that could adversely affect our target markets; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the “Risk Factors” in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepting accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with GAAP, as a measure of performance or liquidity. The Company defines adjusted EBITDA as net income before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, non-cash share-based compensation, public offering expenses, loss on disposal of property and equipment and other non-operating income or expense. Information relating to total adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company’s business.

Total adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company’s business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, total adjusted EBITDA permits a comparative assessment of the Company’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies.

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CBEY Reports Fourth Quarter 2008 Results

February 26, 2009

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2008	2007	2008
Revenue:
Customer revenue	$75,267	$92,186	$273,907	$342,874
Terminating access revenue	1,610	1,686	6,127	6,826

Total revenue	76,877	93,872	280,034	349,700

Operating expenses:
Cost of revenue	23,729	30,410	84,459	109,673
Selling, general and administrative	41,837	51,566	153,456	192,354
Public offering expenses	—	—	2	—
Depreciation and amortization(1)	8,736	11,041	31,970	41,505

Total operating expenses	74,302	93,017	269,887	343,532

Operating income	2,575	855	10,147	6,168

Other income (expense):
Interest income	688	51	2,700	846
Interest expense	(59)	(56)	(252)	(224)

Total other income (expense)	629	(5)	2,448	622

Income before income taxes	3,204	850	12,595	6,790
Income tax benefit (expense)	9,289	(317)	8,903	(3,094)

Net income	$12,493	$533	$21,498	$3,696

Earnings per common share
Basic	$0.44	$0.02	$0.77	$0.13
Diluted	$0.41	$0.02	$0.72	$0.12

Weighted average number of common shares outstanding
Basic	28,146	28,430	27,837	28,339
Diluted	30,266	29,294	29,989	29,589

(1)	To conform to the current year presentation, amounts previously recognized separately as loss on disposal of property and equipment have been reclassified to depreciation and amortization as such amounts represent the acceleration of depreciation. The amounts reclassified for the three and twelve months ended December 31, 2007 are $368 and $1,164, respectively.

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CBEY Reports Fourth Quarter 2008 Results

February 26, 2009

CBEYOND, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2007	2008
ASSETS
Current assets
Cash and cash equivalents	$56,174	$36,975
Accounts receivable, gross	26,149	28,759
Less: Allowance for doubtful accounts	(2,983)	(2,374)

Accounts receivable, net	23,166	26,385
Other assets	12,181	14,763

Total current assets	91,521	78,123
Property and equipment, gross	236,254	299,738
Less: Accumulated depreciation and amortization	(137,900)	(173,052)

Property and equipment, net	98,354	126,686
Other assets	8,487	7,678

Total assets	$198,362	$212,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,983	$10,796
Other accrued liabilities	57,467	57,495

Total current liabilities	70,450	68,291
Non-current liabilities	594	661
Stockholders’ equity
Common stock	282	284
Additional paid-in capital	253,534	266,053
Accumulated deficit	(126,498)	(122,802)

Total stockholders’ equity	127,318	143,535

Total liabilities and stockholders’ equity	$198,362	$212,487

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CBEY Reports Fourth Quarter 2008 Results

February 26, 2009

CBEYOND, INC. AND SUBSIDIARY

Selected Quarterly Financial Data and Operating Metrics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
	2007	2008	2008	2008	2008
Revenues
Atlanta	$19,044	$19,412	$20,088	$20,641	$20,918
Dallas	16,165	16,607	17,097	17,733	18,064
Denver	16,793	17,155	17,596	17,999	17,957
Houston	10,813	11,069	11,587	11,963	12,224
Chicago	7,913	8,406	8,957	9,410	9,594
Los Angeles	4,372	4,945	5,503	6,250	6,971
San Diego	1,288	1,796	2,363	3,030	3,539
Detroit	450	851	1,194	1,567	1,860
San Francisco Bay Area	39	239	558	1,045	1,530
Miami	—	13	138	407	838
Minneapolis	—	—	11	198	377

Total revenues	$76,877	$80,493	$85,092	$90,243	$93,872

Adjusted EBITDA
Atlanta	$10,865	$11,221	$10,865	$11,659	$11,347
Dallas	8,283	8,353	8,482	10,367	9,149
Denver	8,646	9,085	9,652	9,508	9,488
Houston	4,634	5,245	5,540	6,304	5,759
Chicago	2,336	2,690	3,033	3,229	3,793
Los Angeles	432	950	1,141	1,346	1,286
San Diego	(1,182)	(938)	(513)	(162)	143
Detroit	(1,451)	(1,154)	(1,142)	(812)	(472)
San Francisco Bay Area	(1,141)	(1,219)	(1,516)	(1,323)	(1,322)
Miami	(58)	(781)	(1,163)	(1,425)	(1,530)
Minneapolis	(2)	(66)	(877)	(1,115)	(1,124)
Washington, D.C.	—	—	(37)	(88)	(469)
Seattle	—	—	—	—	(11)
Corporate	(17,387)	(18,898)	(19,802)	(20,587)	(20,529)

Total adjusted EBITDA	$13,975	$14,488	$13,663	$16,901	$15,508

Adjusted EBITDA margin (market-level)
Atlanta	57.1%	57.8%	54.1%	56.5%	54.2%
Dallas	51.2%	50.3%	49.6%	58.5%	50.6%
Denver	51.5%	53.0%	54.9%	52.8%	52.8%
Houston	42.9%	47.4%	47.8%	52.7%	47.1%
Chicago	29.5%	32.0%	33.9%	34.3%	39.5%
Los Angeles	9.9%	19.2%	20.7%	21.5%	18.4%
San Diego	(91.8%)	(52.2%)	(21.7%)	(5.3%)	4.0%
Detroit	N/M	(135.6%)	(95.6%)	(51.8%)	(25.4%)
San Francisco Bay Area	N/M	N/M	N/M	(126.6%)	(86.4%)
Miami	N/M	N/M	N/M	N/M	(182.6%)
Minneapolis	N/M	N/M	N/M	N/M	N/M
Washington, D.C.	N/M	N/M	N/M	N/M	N/M
Seattle	N/M	N/M	N/M	N/M	N/M

Adjusted EBITDA margin (as % of total revenue)
Corporate	(22.6%)	(23.5%)	(23.3%)	(22.8%)	(21.9%)
Total	18.2%	18.0%	16.1%	18.7%	16.5%

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CBEY Reports Fourth Quarter 2008 Results

February 26, 2009

CBEYOND, INC. AND SUBSIDIARY

Selected Quarterly Financial Data and Operating Metrics

(Dollars in thousands, except for Other Operating Data)

(Unaudited)

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
	2007	2008	2008	2008	2008
Operating income (loss)
Atlanta	$9,809	$10,142	$9,848	$10,782	$10,291
Dallas	7,241	7,343	7,564	9,434	8,230
Denver	7,778	8,199	8,835	8,644	8,661
Houston	3,721	4,282	4,666	5,425	4,933
Chicago	1,584	1,852	2,280	2,379	2,976
Los Angeles	(67)	400	575	737	622
San Diego	(1,333)	(1,158)	(795)	(497)	(241)
Detroit	(1,658)	(1,427)	(1,366)	(1,121)	(781)
San Francisco Bay Area	(1,211)	(1,403)	(1,743)	(1,612)	(1,630)
Miami	(63)	(810)	(1,298)	(1,618)	(1,751)
Minneapolis	(2)	(71)	(890)	(1,276)	(1,288)
Washington, D.C.	—	—	(37)	(90)	(477)
Seattle	—	—	—	—	(11)
Corporate	(23,224)	(25,630)	(26,893)	(28,339)	(28,679)

Total operating income	$2,575	$1,719	$746	$2,848	$855

Capital expenditures
Atlanta	$2,163	$677	$1,160	$1,272	$2,178
Dallas	738	683	925	586	643
Denver	1,230	959	886	631	1,756
Houston	689	778	649	280	715
Chicago	947	580	908	437	474
Los Angeles	791	785	502	429	922
San Diego	609	710	690	364	717
Detroit	464	832	533	264	485
San Francisco Bay Area	1,301	1,146	672	330	596
Miami	1,095	1,977	594	627	455
Minneapolis	288	1,098	1,037	309	261
Washington, D.C.	164	78	570	1,878	1,645
Seattle	—	—	1	131	397
Corporate	7,638	5,251	9,067	6,297	11,113

Total capital expenditures	$18,117	$15,554	$18,194	$13,835	$22,357

Other Operating Data
Customers (at period end)	35,041	36,674	38,576	40,569	42,463
Net customer additions	1,754	1,633	1,902	1,993	1,894
Average monthly churn rate (1)	1.4%	1.3%	1.3%	1.3%	1.4%
Average monthly revenue per customer location (2)	$750	$748	$754	$760	$754

(1) Calculated for each period as the average of monthly churn, which is defined for a given month as the number of customer locations disconnected in that month divided by the number of customer locations on our network at the beginning of that month.

(2) Calculated as the revenue for a period divided by the average of the number of customer locations at the beginning of the period and the number of customer locations at the end of the period, divided by the number of months in the period.

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CBEY Reports Fourth Quarter 2008 Results

February 26, 2009

CBEYOND, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(In thousands)

(Unaudited)

	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
	2007	2008	2008	2008	2008
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments	$13,975	$14,488	$13,663	$16,901	$15,508
Depreciation and amortization	(8,736)	(9,754)	(10,119)	(10,591)	(11,041)
Non-cash share-based compensation	(2,664)	(3,015)	(2,798)	(3,462)	(3,612)
Interest income	688	380	218	197	51
Interest expense	(59)	(56)	(87)	(25)	(56)
Income tax benefit (expense)	9,289	(1,040)	(381)	(1,356)	(317)

Net income	$12,493	$1,003	$496	$1,664	$533

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2007	2008	2007	2008
Reconciliation of Adjusted EBITDA to Net income:
Total Adjusted EBITDA for reportable segments		$13,975	$15,508	$52,108	$60,560
Depreciation and amortization		(8,736)	(11,041)	(31,970)	(41,505)
Non-cash share-based compensation		(2,664)	(3,612)	(9,989)	(12,887)
Public offering expenses		—	—	(2)	—
Interest income		688	51	2,700	846
Interest expense		(59)	(56)	(252)	(224)
Income tax benefit (expense)		9,289	(317)	8,903	(3,094)

Net income		$12,493	$533	$21,498	$3,696

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